Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
May 10, 2023	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
Beyond Meat, Inc.	Hong Kong	Silicon Valley
888 N. Douglas Street, Suite 100	Houston	Singapore
El Segundo, California 90245	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement No. 333-271809; Up to $200,000,000 of Shares of Common Stock, par value $0.0001 per share

To the addressee set forth above:

We have acted as counsel to Beyond Meat, Inc., a Delaware corporation (the “Company”), in connection with the sale through Goldman Sachs & Co. LLC, as manager (the “Manager”), from time to time by the Company of shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $200,000,000 (the “Shares”) pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2023 (Registration No. 333-271809) (the “Registration Statement”), (ii) a base prospectus dated May 10, 2023 (the “Base Prospectus”), (iii) a related prospectus supplement filed with the Commission on the date hereof pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and (iv) that certain Equity Distribution Agreement, dated as of May 10, 2023, by and between the Company and the Manager (the “Equity Distribution Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

May 10, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement will have been duly authorized by all necessary corporate action of the Company and, when issued to and paid for by the Manager in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws of the Company (together with the Certificate of Incorporation, the “Governing Documents”). In rendering the foregoing opinion, we have assumed that (i) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation, (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided under the DGCL, (iii) any sale of the Shares to be issued by the Company from time to time, including the price per Share, will comply with the terms of the Equity Distribution Agreement, the Governing Documents and certain resolutions of the Board of Directors prior to issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 10, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP